May 21, 2014

Mr. Thomas Miller

24909 Paseo del Rancho

Calabasas, CA 91302

Dear Tom:

It gives me great pleasure to present you with this formal offer of employment with Second Sight Medical Products, Inc. (Second Sight), for the position of Chief Financial Officer, reporting directly to Robert Greenberg, M.D., Ph.D., President and CEO. Your annual salary will be $225,000.00 which equates to $9,375.00 on a semi-monthly basis.

Second Sight Medical Products, Inc. offers the following benefit package*:

•	Two weeks paid vacation annually, which is based on an accrual basis
•	Paid sick time
•	Ten paid holidays per calendar year
•	Paid life insurance
•	Short and long-term disability insurance
•	401K tax-sheltered Savings Plan
•	Group health, dental and vision insurance for you and your eligible dependents paid with employer and employee contributions
•	Tuition reimbursement, should you be interested in furthering your education along certain professional related lines
•	A flexible spending account – you may choose to participate in one or more of the options offered: before tax insurance premiums, health spending account and/or dependent or elder care spending account
•	A bonus of up to 20.0% prorated, or a portion thereof, depending on whether team and Company goals are met at December 31, 2014 per Second Sight’s bonus plan
•	Upon Board approval, you will also be issued an option to purchase 150,000 units of Second Sight Medical Products, Inc. according to Second Sight’s Stock Option Plan

*All benefits subject to change on annual basis.

Additionally, this offer is subject to the following conditions. First, employment with Second Sight Medical Products, Inc. is not for a specific term and is at the mutual consent of yourself and Second Sight. Accordingly, either party can terminate the employment relationship, at will, with or without cause, at any time. Second, employment disputes will be subject to a mutual Arbitration Agreement that provides for any and all disputes arising out of employment with the company; that the parties are entitled to reasonable discovery; and that Second Sight will bear the costs for the arbitration proceedings.

This offer is contingent upon a successful completion of a background screening and post-employment drug screen, along with your ability to meet the requirements of the Immigration Reform and Control Act (1996). In order to comply with this legal obligation, you must provide proof of your eligibility to legally work in the United States of America and complete an Employment Eligibility Verification form (I-9) within three days of hire.

This agreement and any additions or amendments thereto shall be governed in accordance with the laws of the State of California. The terms and conditions set forth in this offer letter, if accepted by you, will be the entire agreement between the Company and you with regard to your employment and will supersede any other agreements, whether written or oral, with regard to the subject of employment.

Your expected start date is Monday, May 19, 2014 or earlier if available. This offer is contingent upon our receipt of your written or telegraphic acceptance no later than the close of normal business Wednesday, May 21, 2014. If you do not provide notification of your acceptance by the date previously mentioned, we will assume that you decline the offer. Should you have any questions regarding the details of this offer, please contact Janella Quintero at (818) 833-5043.

Sincerely,

Robert J. Greenberg, M.D., Ph.D.

Second Sight Medical Products, Inc.

President and CEO

I ACKNOWLEDGE THAT I HAVE READ, UNDERSTAND, ACCEPT AND AGREE TO THE TERMS OF EMPLOYMENT:

Signature	Date